UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2009

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 29, 2009, Integrated Device Technology, Inc., a Delaware corporation (“IDT”), consummated the acquisition (the “Acquisition”) of Tundra Semiconductor Corporation, a corporation incorporated under the laws of Canada (“Tundra”), pursuant to the Arrangement Agreement, dated as of April 30, 2009, by and among IDT, 4440471 Canada Inc., a corporation incorporated under the laws of Canada and a wholly owned subsidiary of IDT and Tundra, whereby Tundra became an indirect, wholly owned subsidiary of IDT. Pursuant to the Arrangement Agreement and the Plan of Arrangement implemented in connection therewith, total consideration to be paid for each Tundra common share is CDN $6.25 per share. The total aggregate consideration for the Acquisition consists of approximately CDN $120.8 million in cash, funded by IDT’s existing cash on hand. In addition, as part of the consideration in the Acquisition, (i) IDT assumed options to purchase up to 802,850 shares of IDT common stock and (ii) Tundra made a payment of approximately CDN $1.83 million in connection with the cash-out of specified “in-the-money options” to purchase Tundra common stock and restricted share units.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Arrangement Agreement, dated as of April 30, 2009, by and among Integrated Device Technology, Inc., 4440471 Canada Inc. and Tundra Semiconductor Corporation, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K on April 30, 2009, is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of June 29, 2009

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley, Jr.
Name:	Richard D. Crowley, Jr.
Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Arrangement Agreement, dated as of April 30, 2009, by and among Integrated Device Technology, Inc., 4440471 Canada Inc. and Tundra Semiconductor Corporation, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K on April 30, 2009, is hereby incorporated by reference.